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NEWS RELEASE
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 [NEXTEL LOGO]                                      NEXTEL COMMUNICATIONS, INC.
                                                    2001Edmund Halley Drive
                                                    Reston, VA  20191
                                                    703 433-4000

                                                                      CONTACTS:
                                       INVESTORS:  PAUL BLALOCK  (703) 433-4300
                                           MEDIA:  BEN BANTA     (703) 433-4700



                NEXTEL CEO DONAHUE SPEAKS AT INVESTOR CONFERENCE


RESTON, Va. - October 5, 2000 - Nextel Communications. Inc., (NASDAQ:NXTL), CEO Tim Donahue confirmed company performance during the third quarter 2000 and discussed additional issues of importance to the company. The following excerpts of an investor presentation given Thursday morning in New York are intended to provide all investors with meaningful excerpts of company comments consistent with the new fair disclosure guidelines of the Securities and Exchange Commission scheduled to take effect later this month.

"Subscriber growth continues to be strong in the third quarter," said Tim Donahue, Nextel's CEO. "We expect to report domestic subscriber additions slightly in excess of 540,000 net additions later this month, and we expect that our third quarter ARPU will meet or exceed our second quarter reported ARPU, and we anticipate reporting that we continue to experience approximately 2% churn during the third quarter."

"Through recent spectrum acquisitions and efforts over the last few years, Nextel has doubled its frequency position in the top 100 U.S. markets since we launched our first digital service in Chicago back in 1996. Today, Nextel has on average across the U.S. an approximate spectrum position in excess of 22 MHz of frequency in the 700, 800 and 900 MHz frequency bands. While there are limitations on using 700 MHz channels, this spectrum increases our flexibility going forward and we remain quite positive on our ability to continue to offer innovative wireless communications solutions aimed primarily at business users."

"Proof of our business focus can be found in the fact that over 90% of our monthly service bills are paid by a business. While the wireless industry is certainly becoming more competitive for low cost consumer wireless services, business growth continues to be our focus."

"Another area of success where Nextel continues to make significant progress is in the area of wireless data services. Nextel's IP-based wireless data services are now available across the Nextel National Network and typically provide our customers 3-second round trips to the Internet. We anticipate announcing total data subscribers in service later this month in excess of 200,000 on the Nextel National Network as of the end of September."

Nextel intends to offer additional comments regarding third quarter results on its conference call later this month.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel's actual future experience involving any one or
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more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those that are described from time to time in Nextel's reports filed with the SEC, including Nextel's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and in the 10-Qs for the first and second quarters of 2000 filed by Nextel.

Nextel Communications, Inc., based in Reston, VA, is the leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 98 of the top 100 U.S. markets. Through recent market launches, Nextel and Nextel Partners' service is available today in areas of the U.S. where approximately 193 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect(R) - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit our website at http://www.nextel.com.

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